UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 4, 2009

A123 Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34463	04-3583876
(State or other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation or Organization)		Identification No.)

A123 Systems, Inc. Arsenal on the Charles 321 Arsenal Street Watertown, Massachusetts	02472
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 617-778-5700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement

On December 4, 2009, A123 Systems, Inc. (the “Company”) entered into an Industrial Lease (the “Lease”) with Welsh Romulus, LLC, BPE Exchange, LLC, and BPW Exchange, LLC, pursuant to which the Company will lease approximately 287,300 square feet of office and warehouse space in Romulus, Michigan.  The Lease is for a ten-year term, and the Company has the option to extend the term of the Lease for two successive terms of five years each.  The total cash obligation for base rent over the initial term of the Lease is approximately $13.0 million. In addition to the base rent, the Company is also responsible for its pro rata share of operating expenses such as common area maintenance, taxes, and insurance costs.

On December 4, 2009, the Company and the U.S. Department of Energy executed an agreement related to the terms and conditions of the $249.1 million grant that was awarded to the Company on August 5, 2009.  The grant, awarded under the Department of Energy’s Electric Drive Vehicle Battery and Component Manufacturing Initiative or the DOE Battery Initiative, will be used to fund the construction of new lithium-ion battery manufacturing facilities in Michigan.  Under the DOE Battery Initiative, the Company is required to spend up to one dollar of the Company’s funds for every incentive dollar received.

The Company is required to provide the DOE with verification that the Company’s cost share portion of the total project cost has been approved by its Board of Directors.   The Company’s initial capital spending plan covering a majority of its cost share portion has been verified in accordance with the DOE’s requirements.  The Company has twelve months from the effective date of the award or an alternative mutually agreed time, to provide the DOE with one or more resolutions from its Board of Directors approving a capital spending plan for the remaining balance of the Company’s cost share funding obligation.  If the Company fails to provide such additional verification, the DOE reserves the right, at its discretion, to: (1) renegotiate the project scope and/or payment schedule, or (2) after the Company is provided 30 days advance written notice and opportunity to cure, declare the grant terminated by mutual agreement.  Should the DOE declare the grant terminated, the Company is entitled to payment from DOE of DOE’s share of allowable project cost incurred prior to the date of termination plus the reasonable cost of terminating contracts not to exceed an amount equal to the Company’s previously verified cost share.

The Company is also required to comply with applicable National Environmental Policy Act (NEPA) Requirements.  The Company is restricted from taking any action using federal funds that would have an adverse effect on the environment or limit the choice of reasonable alternatives prior to the DOE issuing a Finding of No Significant Impact (“FONSI”) for projects requiring an environmental assessment or a Record of Decision (“ROD”) for projects requiring an environmental impact statement. Prior to issuance of a FONSI or ROD, the DOE will reimburse the Company up to $24.9 million. The DOE reserves the right to unilaterally deobligate the balance of funds obligated, but not authorized for expenditure, in the event the foregoing NEPA requirements are not satisfied.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A123 SYSTEMS, INC.

Date: December 10, 2009	By:	/ S / Michael Rubino
Michael Rubino
Chief Financial Officer